Exhibit 18

                                                                  March 29, 1996

Melville Corporation
One Theall Road
Rye, New York 10580

Ladies and Gentlemen:

We have audited the consolidated balance sheets of Melville Corporation and subsidiary companies, as of December 31, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, and have reported thereon under date of February 15, 1996. The aforementioned consolidated financial statements and our audit report thereon are incorporated by reference in the Company's annual report on Form 10-K for the year ended December 31, 1995. As stated on page 28 of the Company's Annual Report to Shareholders, which is incorporated by reference on Form 10-K for the year ended December 31, 1995, the Company changed its method of accounting for internally developed software costs, electing to expense such costs as incurred. On page 20 of the Company's 1995 annual report, the Company states that the newly adopted accounting principle is preferable in the circumstances because it believes that this change results in a better matching of revenues and expenses. In accordance with your request, we have reviewed and discussed with Company officials the circumstance and business judgment and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of Melville Corporation and subsidiary companies' compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.

                                                       Very truly yours,

                                                       /s/ KPMG Peat Marwick LLP